Exhibit 99

Transactions in Class B Ordinary Shares of the Issuer

Alyazi Saeed Ahmad Alkhattal Almheiri

Nature of the Transaction	Amount of Securities	Price per Share ($)	Date of the Transaction
Sale of Class B Ordinary Shares	4,285	34.90	10/01/2025